Exhibit 10.4


                              ACQUISITION LOAN NOTE

      $19,000,000                                      New Brunswick, New Jersey
                                                                  March 25, 1998


     FOR VALUE RECEIVED, BLONDER TONGUE LABORATORIES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of CORESTATES BANK, NATIONAL ASSOCIATION (the "Bank") the principal amount of Nineteen Million Dollars ($19,000,000.00). This Acquisition Loan Note is issued under the Third Amended and Restated Loan Agreement dated October 29, 1997 by and between the Borrower and the Bank, as amended by the First Amendment dated March 23, 1998 and may be further amended, modified or restated from time to time (the "Loan Agreement"). Terms capitalized but not defined herein shall have the meanings given to them respectively in the Loan Agreement. Reference is made to the Loan Agreement for a statement of the terms and conditions under which the loan evidenced hereby has been made, is secured, and may be prepaid or accelerated.

     At the election of the Borrower, and as set forth in the Loan Agreement, interest only shall be payable under this Acquisition Loan Note for a period of up to 6 months. Thereafter this Acquisition Loan Note shall be repayable in up to 60 monthly installments as determined in accordance with the Loan Agreement.

     Interest shall be determined in accordance with the Loan Agreement and shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Subsequent to maturity or the occurrence of any Event of Default, and continuing after the entry of any judgment against the Borrower with respect to the obligations evidenced by this Note, interest shall accrue at an annual rate which shall be two percent (2%) above the rate of interest otherwise payable hereunder. Accrued interest shall be payable monthly on the first day of each month commencing with the month immediately following the date hereof and if not paid when due, shall be added to the principal.

     The Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note.

     The construction, interpretation and enforcement of this Note shall be governed by the internal laws of the State of New Jersey.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

                                            BLONDER TONGUE LABORATORIES, INC.


                                            By: /s/ James A. Luksch
                                                -------------------------------
                                                Name:  James A. Luksch
                                                Title: President